UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 30, 2012

PULTEGROUP, INC.
(Exact name of registrant as specified in its Charter)

Michigan (State or other jurisdiction of incorporation)	1-9804 (Commission File Number)	38-2766606 (IRS Employer Identification No.)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule lea-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b)
On November 30, 2012, PulteGroup, Inc. (the “Company”) entered into a Severance Agreement (the “Agreement”) with John B. Bertero III, Area President - East, in connection with Mr. Bertero's separation from the Company. Under the Agreement, Mr. Bertero's last day of employment was November 30, 2012. Pursuant to the terms of the Agreement, in exchange for Mr. Bertero signing a general release of claims in favor of the Company, Mr. Bertero will receive (i) a payment in the amount of $1,563,000 and (ii) his 2012 annual bonus, if any, based on the actual performance of the Company for 2012 and prorated through his date of separation. Mr. Bertero is also entitled, in accordance with the terms of the Company's Long Term Incentive Program under the 2008 Senior Management Incentive Plan, to amounts, if any, for the 2011- 2013 and 2012-2014 performance cycles based on the actual performance of the Company and prorated through his date of separation.

In addition to the foregoing, the Company will pay Mr. Bertero the amount of $32,542.38 as an allowance for COBRA premiums relating to medical, dental and vision benefits sponsored by the Company.

The Agreement, together with Mr. Bertero's Confidentiality, Non-Competition and Non-Solicitation Agreement executed on September 10, 2009, which continues in effect following his separation, also contains various covenants, including covenants relating to non-competition, non-solicitation, confidentiality and cooperation.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is filed as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
Exhibit 10.1    Severance Agreement between the Company and John B. Bertero III, dated November 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 4, 2012	PULTEGROUP, INC.
	By:	/s/ Steven M. Cook
	Name:	Steven M. Cook
	Title:	Senior Vice President, General Counsel and Secretary